Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2021
Key Developments:
•Announced an oil discovery at Uaru-2 on the Stabroek Block, offshore Guyana; adds to the previously announced gross discovered recoverable resource estimate for the block of approximately 9 billion barrels of oil equivalent (boe)
•Expect to have at least six floating production, storage and offloading vessels (FPSOs) on the Stabroek Block by 2027
•See potential for up to 10 FPSOs on the Stabroek Block to develop the current discovered recoverable resource base
•Agreed to sell nonstrategic interests in Bakken acreage for total consideration of $312 million, with an effective date of March 1, 2021; the sale is expected to close within the next few weeks
•Agreed to sell the Corporation's interests in Denmark for total consideration of $150 million, with an effective date of January 1, 2021; the sale is expected to close in the third quarter of 2021
•Received net proceeds of $70 million from the public offering of 3,450,000 Hess-owned Class A shares in Hess Midstream LP; following the offering, Hess’ ownership in Hess Midstream LP is approximately 46%
First Quarter Financial and Operational Highlights:
•Net income was $252 million, or $0.82 per common share, compared with a net loss of $2,433 million, or $8.00 per common share in the first quarter of 2020. Adjusted net loss1 in the first quarter of 2020 was $182 million, or $0.60 per common share
•Higher natural gas liquids (NGL) prices increased net income by approximately $75 million as compared to the prior-year quarter and lowered first quarter 2021 Bakken NGL volumes received as consideration for gas processing fees under percentage of proceeds (POP) contracts by 8,000 barrels of oil equivalent per day (boepd)
•Oil and gas net production, excluding Libya, was 315,000 boepd and Bakken net production was 158,000 boepd
•Cash and cash equivalents, excluding Midstream, were $1.86 billion at March 31, 2021
Updated 2021 Production Guidance:
•Net production, excluding Libya, is now forecast to be 290,000 boepd to 295,000 boepd from previous guidance of approximately 310,000 boepd, reflecting a 7,000 boepd reduction in expected NGL volumes received as consideration from POP contracts for gas processing fees due to higher NGL prices which improve financial results, a reduction of 6,000 boepd from asset sales, and the balance primarily from adverse winter weather in North Dakota
1.“Adjusted net income (loss)” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 6 to 8.

NEW YORK, April 28, 2021 — Hess Corporation (NYSE: HES) today reported net income of $252 million, or $0.82 per common share, in the first quarter of 2021, compared with a net loss of $2,433 million, or $8.00 per common share, in the first quarter of 2020 that included impairment and other after-tax charges of $2,251 million.  On an adjusted basis, the net loss in the first quarter of 2020 was $182 million, or $0.60 per common share.  The improvement in adjusted after-tax results compared with the prior-year period primarily reflects higher realized selling prices, contribution from the sale of two VLCC cargos and lower depletion, depreciation and amortization expenses.
“Our company continues to successfully execute our strategy to grow our resource base, have a low cost of supply and sustain cash flow growth,” CEO John Hess said. “As our portfolio generates increasing free cash flow, we will first prioritize debt reduction and then the return of capital to our shareholders through dividend increases and opportunistic share repurchases.”
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended March 31, (unaudited)
	2021	2020

	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$308	$(2,371)
Midstream	75	61
Corporate, Interest and Other	(131)	(123)
Net income (loss) attributable to Hess Corporation	$252	$(2,433)
Net income (loss) per common share (diluted)	$0.82	$(8.00)
Adjusted Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$308	$(120)
Midstream	75	61
Corporate, Interest and Other	(131)	(123)
Adjusted net income (loss) attributable to Hess Corporation	$252	$(182)
Adjusted net income (loss) per common share (diluted)	$0.82	$(0.60)

Weighted average number of shares (diluted)	307.8	304.0

Exploration and Production:
E&P net income was $308 million in the first quarter of 2021, compared with a net loss of $2,371 million in the first quarter of 2020.  On an adjusted basis, E&P's first quarter 2020 net loss was $120 million.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $50.02 per barrel in the first quarter 2021, compared with $45.94 per barrel in the year-ago quarter.

The average realized NGL selling price in the first quarter of 2021 was $29.49 per barrel, compared with $9.32 per barrel in the prior-year quarter, while the average realized natural gas selling price was $4.90 per mcf, compared with $3.16 per mcf in the first quarter of 2020.
Net production, excluding Libya, was 315,000 boepd in the first quarter of 2021, compared with 344,000 boepd in the first quarter of 2020 or 332,000 boepd pro forma for the sale of the Corporation's interest in the Shenzi Field. Net production for Libya was 18,000 boepd in the first quarter of 2021 compared with 5,000 boepd in the first quarter of 2020.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $9.81 per boe in the first quarter of 2021, compared with $9.70 per boe in the prior-year quarter. The increase in the effective tax rate in the first quarter of 2021 compared with the year-ago period was primarily due to higher production volumes in Libya.
Operational Highlights for the First Quarter of 2021:
Bakken (Onshore U.S.):  Net production from the Bakken was 158,000 boepd compared with 190,000 boepd in the prior-year quarter, primarily due to reduced drilling activity, lower NGL and natural gas volumes received under percentage of proceeds contracts due to higher commodity prices, and the impact of adverse winter weather. NGL and natural gas volumes received under percentage of proceeds contracts were 19,000 boepd in the first quarter of 2020 and 20,000 boepd in the fourth quarter of 2020, but were reduced to 11,000 boepd in the first quarter of 2021 due to higher realized NGL prices lowering volumes received as consideration for gas processing fees. Higher NGL prices increased net income by approximately $75 million as compared to the prior-year quarter. During the first quarter of 2021, 11 wells were drilled, 10 wells were completed, and 4 new wells were brought online. In February, the Corporation increased the number of operated rigs from one to two.
During the first quarter of 2021, the Corporation completed the sale of 4.2 million barrels of Bakken crude oil transported and stored on two very large crude carriers (VLCCs) during 2020, which contributed net income of approximately $70 million in the first quarter.
In April, the Corporation entered into an agreement to sell its Little Knife and Murphy Creek nonstrategic acreage interests in the Bakken for total consideration of $312 million, subject to customary closing adjustments, with an effective date of March 1, 2021. The sale consists of approximately 78,700 net acres, which are located in the southernmost portion of the Corporation's Bakken position and are not connected to Hess Midstream LP infrastructure. Net production from this acreage during the first quarter of 2021 was approximately 4,500 boepd.
Net production from the Bakken is forecast to be 155,000 to 160,000 boepd for full year 2021, reflecting the impact of lower NGL volumes received as consideration for gas processing fees under

POP contracts due to higher NGL prices, the sale of the Corporation’s nonstrategic acreage interests, and adverse winter weather.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 56,000 boepd, compared with 74,000 boepd in the prior-year quarter, reflecting the sale of the Corporation's interest in the Shenzi Field in the fourth quarter of 2020 and natural field decline. Net production from the Shenzi Field was 12,000 boepd in the first quarter of 2020.
Guyana (Offshore): At the Stabroek Block (Hess – 30%), the Corporation’s net production from the Liza Field was 31,000 barrels of oil per day (bopd) compared with 15,000 bopd in the prior-year quarter. The Liza Destiny FPSO reached its nameplate capacity of 120,000 gross bopd in December 2020 and remained at this level during the first quarter of 2021. In mid-April, production from the Liza Destiny FPSO was curtailed for several days after a leak was detected in the flash gas compressor discharge silencer. Production has since ramped back up and is expected to remain in the range of 100,000 to 110,000 gross bopd until repairs to the discharge silencer are completed in approximately three months. Following this repair, production is expected to return to, or above, nameplate capacity.
Startup of Phase 2 of the Liza Field development, which will utilize the Liza Unity FPSO with an expected capacity of 220,000 gross bopd, remains on track for early 2022. The third development, Payara, will utilize the Prosperity FPSO with an expected capacity of 220,000 gross bopd; first oil is expected in 2024. A fourth development, Yellowtail, has been identified on the Stabroek Block with anticipated startup in 2025, pending government approvals and project sanctioning. We expect to have at least six FPSOs on the Stabroek Block by 2027 with the potential for up to 10 FPSOs to develop the current discovered recoverable resource base.
The Uaru-2 well encountered approximately 120 feet of high quality oil bearing sandstone reservoir, including newly identified intervals below the original Uaru-1 discovery. The well was drilled in 5,659 feet of water and is located approximately 6.8 miles south of the Uaru-1 well. The Uaru-2 discovery will add to the discovered recoverable resource estimate of approximately 9 billion boe.
The Stena DrillMax is currently appraising the Longtail discovery, which will include a planned sidetrack. The Noble Don Taylor will drill the Mako-2 well after Uaru-2, and the Stena Carron is currently drilling the Koebi-1 exploration well. The Noble Tom Madden, the Noble Bob Douglas and the Noble Sam Croft, which recently arrived at the Stabroek Block, are primarily focused on development drilling.
South East Asia (Offshore): Net production at North Malay Basin and JDA was 64,000 boepd, compared with 58,000 boepd in the prior-year quarter, reflecting higher natural gas nominations due to a recovery in economic activity.

Denmark (Offshore): In March, the Corporation entered into an agreement to sell its interests in Denmark for total consideration of $150 million, subject to customary closing adjustments, with an effective date of January 1, 2021. Net production from Denmark during the first quarter of 2021 was 6,000 boepd. The sale is expected to close during the third quarter of 2021.
Midstream:
The Midstream segment had net income of $75 million in the first quarter of 2021, compared with net income of $61 million in the prior-year quarter, primarily due to higher minimum volume commitments and tariff rates.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $131 million in the first quarter of 2021, compared with $123 million in the first quarter of 2020. Interest expense increased $6 million compared with the prior-year quarter primarily due to interest on the Corporation's $1 billion three year term loan entered into in March 2020.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $309 million in the first quarter of 2021, down from $631 million in the prior-year quarter. The decrease is primarily driven by a lower rig count in the Bakken and lower development drilling in the Gulf of Mexico and Malaysia. Midstream capital expenditures were $23 million in the first quarter of 2021, down from $57 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.86 billion and debt and finance lease obligations totaling $6.6 billion at March 31, 2021. The Corporation’s debt to capitalization ratio, as defined in its debt covenants, was 46.6% at March 31, 2021 and 47.5% at December 31, 2020. The Midstream segment had cash and cash equivalents of $4 million and total debt of $1.9 billion at March 31, 2021. Net cash provided by operating activities was $591 million in the first quarter of 2021, up from $445 million in the first quarter of 2020, primarily due to higher realized selling prices and the sale of 4.2 million barrels of Bakken crude oil stored on two VLCCs in the first quarter of 2021. Net cash provided by operating activities before changes in operating assets and liabilities2 was $815 million in the first quarter of 2021, compared with $502 million in the prior-year quarter.  Changes in operating assets and liabilities decreased cash flow from operating activities by $224 million during the first quarter of 2021 and by $57 million during the prior-year quarter.
2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 and 8.

In March 2021, the Corporation received net proceeds of $70 million from the public offering of 3,450,000 Class A shares of Hess Midstream LP. After giving effect to this transaction, the Corporation owns an approximate 46% interest in Hess Midstream LP, on a consolidated basis.
In April 2021, the Corporation amended its fully undrawn $3.5 billion revolving credit facility to extend the maturity by one year from May 2023 to May 2024.
The Corporation expects to receive proceeds from the sale of its Little Knife and Murphy Creek acreage interests in the Bakken in the next few weeks and expects to receive proceeds from the sale of its interests in Denmark in the third quarter of 2021.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended March 31, (unaudited)
	2021	2020

	(In millions)
Exploration and Production	$—	$(2,251)
Midstream	—	—
Corporate, Interest and Other	—	—
Total items affecting comparability of earnings between periods	$—	$(2,251)
First Quarter 2020:  Exploration and Production results included noncash asset impairment charges on certain oil and gas properties totaling $2.1 billion ($2.0 billion after income taxes), due to a lower long-term crude oil price outlook, and other noncash charges totaling $226 million ($222 million after income taxes) related to the impact of the significant drop in crude oil prices in response to the COVID-19 global pandemic.
Reconciliation of U.S. GAAP to Non-GAAP Measures:
The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended March 31, (unaudited)
	2021	2020

	(In millions)
Net income (loss) attributable to Hess Corporation	$252	$(2,433)
Less: Total items affecting comparability of earnings between periods	—	(2,251)
Adjusted net income (loss) attributable to Hess Corporation	$252	$(182)

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended March 31, (unaudited)
	2021	2020

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$815	$502
Changes in operating assets and liabilities	(224)	(57)
Net cash provided by (used in) operating activities	$591	$445
Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects and proposed asset sales; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic; reduced demand for our products, including due to the global COVID-19 pandemic or the outbreak of any other public health threat, or due to the impact of competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring as well as fracking bans; disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to the COVID-19 pandemic; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control; the ability to satisfy the closing conditions of the proposed asset sales; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(917) 679-7908

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$1,898	$1,354	$1,321
Gains (losses) on asset sales, net	—	—	79
Other, net	21	15	17
Total revenues and non-operating income	1,919	1,369	1,417
Costs and expenses
Marketing, including purchased oil and gas	518	378	281
Operating costs and expenses	265	303	313
Production and severance taxes	37	42	32
Exploration expenses, including dry holes and lease impairment	33	189	60
General and administrative expenses	94	102	82
Interest expense	117	113	118
Depreciation, depletion and amortization	396	561	486
Impairment	—	2,126	—
Total costs and expenses	1,460	3,814	1,372
Income (loss) before income taxes	459	(2,445)	45
Provision (benefit) for income taxes	123	(79)	72
Net income (loss)	336	(2,366)	(27)
Less: Net income (loss) attributable to noncontrolling interests	84	67	70
Net income (loss) attributable to Hess Corporation	$252	$(2,433)	$(97)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2021	December 31, 2020
Balance Sheet Information
Assets
Cash and cash equivalents	$1,866	$1,739
Other current assets	1,656	1,342
Property, plant and equipment – net	13,863	14,115
Operating lease right-of-use assets – net	386	426
Finance lease right-of-use assets – net	161	168
Other long-term assets	1,019	1,031
Total assets	$18,951	$18,821
Liabilities and equity
Current maturities of long-term debt	$13	$10
Current portion of operating and finance lease obligations	83	81
Other current liabilities	1,594	1,532
Long-term debt	8,273	8,286
Long-term operating lease obligations	437	478
Long-term finance lease obligations	215	220
Other long-term liabilities	1,693	1,879
Total equity excluding other comprehensive income (loss)	6,392	6,121
Accumulated other comprehensive income (loss)	(776)	(755)
Noncontrolling interests	1,027	969
Total liabilities and equity	$18,951	$18,821

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2021	December 31, 2020
Total Debt
Hess Corporation	$6,387	$6,386
Midstream (a)	1,899	1,910
Hess Consolidated	$8,286	$8,296
(a) Midstream debt is non-recourse to Hess Corporation.

	March 31, 2021	December 31, 2020
Debt to Capitalization Ratio (a)
Hess Consolidated	56.2%	57.4%
Hess Corporation as defined in debt covenants	46.6%	47.5%
(a)Includes finance lease obligations.

	Three Months Ended March 31,
	2021	2020
Interest Expense
Hess Corporation	$94	$88
Midstream (a)	23	25
Hess Consolidated	$117	$113
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$336	$(2,366)	$(27)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	—	—	(79)
Depreciation, depletion and amortization	396	561	486
Impairment	—	2,126	—
Exploratory dry hole costs	—	135	26
Exploration lease and other impairment	4	32	3
Pension settlement loss	1	—	—
Stock compensation expense	25	29	16
Noncash (gains) losses on commodity derivatives, net	24	70	73
Provision (benefit) for deferred income taxes and other tax accruals	29	(85)	34
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	815	502	532
Changes in operating assets and liabilities	(224)	(57)	(46)
Net cash provided by (used in) operating activities	591	445	486
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(358)	(740)	(319)
Additions to property, plant and equipment - Midstream	(27)	(78)	(55)
Proceeds from asset sales, net of cash sold	—	—	482
Other, net	—	—	(1)
Net cash provided by (used in) investing activities	(385)	(818)	107
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	(10)	60	6
Debt with maturities of greater than 90 days:
Borrowings	—	1,000	—
Repayments	(3)	—	—
Proceeds from sale of Class A shares of Hess Midstream LP	70	—	—
Payments on finance lease obligations	(2)	(1)	(1)
Cash dividends paid	(80)	(81)	(76)
Noncontrolling interests, net	(67)	(63)	(67)
Other, net	13	(7)	(1)
Net cash provided by (used in) financing activities	(79)	908	(139)
Net Increase (Decrease) in Cash and Cash Equivalents	127	535	454
Cash and Cash Equivalents at Beginning of Period	1,739	1,545	1,285
Cash and Cash Equivalents at End of Period	$1,866	$2,080	$1,739

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(303)	$(666)	$(391)
Increase (decrease) in related liabilities	(82)	(152)	17
Additions to property, plant and equipment	$(385)	$(818)	$(374)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$88	$322	$72
Offshore and Other	31	93	40
Total United States	119	415	112
Guyana	172	176	224
Malaysia and JDA	13	32	25
Other	5	8	10
E&P Capital and exploratory expenditures	$309	$631	$371

Total exploration expenses charged to income included above	$29	$22	$31

Midstream Capital expenditures	$23	$57	$51

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,398		$500		$1,898
Other, net	12		4		16
Total revenues and non-operating income	1,410		504		1,914
Costs and expenses
Marketing, including purchased oil and gas (a)	520		22		542
Operating costs and expenses	135		73		208
Production and severance taxes	36		1		37
Midstream tariffs	262		—		262
Exploration expenses, including dry holes and lease impairment	30		3		33
General and administrative expenses	42		7		49
Depreciation, depletion and amortization	268		87		355
Total costs and expenses	1,293		193		1,486
Results of operations before income taxes	117		311		428
Provision (benefit) for income taxes	—		120		120
Net income (loss) attributable to Hess Corporation	$117	(b)	$191	(c)	$308

	First Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,122		$232		$1,354
Other, net	4		4		8
Total revenues and non-operating income	1,126		236		1,362
Costs and expenses
Marketing, including purchased oil and gas (a)	419		6		425
Operating costs and expenses	137		77		214
Production and severance taxes	40		2		42
Midstream tariffs	241		—		241
Exploration expenses, including dry holes and lease impairment	156		33		189
General and administrative expenses	45		7		52
Depreciation, depletion and amortization	394		127		521
Impairment	697		1,429		2,126
Total costs and expenses	2,129		1,681		3,810
Results of operations before income taxes	(1,003)		(1,445)		(2,448)
Provision (benefit) for income taxes	—		(77)		(77)
Net income (loss) attributable to Hess Corporation	$(1,003)	(d)	$(1,368)	(e)	$(2,371)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $39 million (noncash premium amortization: $39 million; cash settlement:  $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $8 million (noncash premium amortization: $8 million; cash settlement:  $0 million).
(d)Includes after-tax gains from realized crude oil hedging activities of $53 million (noncash premium amortization: $63 million; cash settlement: $116 million).
(e)Includes after-tax gains from realized crude oil hedging activities of $11 million (noncash premium amortization: $7 million; cash settlement: $18 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$904		$417		$1,321
Gains (losses) on asset sales, net	79		—		79
Other, net	12		2		14
Total revenues and non-operating income	995		419		1,414
Costs and expenses
Marketing, including purchased oil and gas (a)	267		34		301
Operating costs and expenses	158		92		250
Production and severance taxes	30		2		32
Midstream tariffs	243		—		243
Exploration expenses, including dry holes and lease impairment	36		24		60
General and administrative expenses	43		8		51
Depreciation, depletion and amortization	325		121		446
Total costs and expenses	1,102		281		1,383
Results of operations before income taxes	(107)		138		31
Provision (benefit) for income taxes	—		70		70
Net income (loss) attributable to Hess Corporation	$(107)	(b)	$68	(c)	$(39)
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax gains from realized crude oil hedging activities of $84 million (noncash premium amortization: $63 million; cash settlement:  $147 million).
(c)Includes after-tax gains from realized crude oil hedging activities of $28 million (noncash premium amortization: $10 million; cash settlement:  $38 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	84	114	97
Offshore (a)	36	48	24
Total United States	120	162	121
Guyana	31	15	26
Malaysia and JDA	4	4	3
Other (b)	22	10	17
Total	177	191	167

Natural gas liquids - barrels
United States
North Dakota	49	49	61
Offshore (a)	4	7	3
Total United States	53	56	64

Natural gas - mcf
United States
North Dakota	151	162	185
Offshore	95	113	31
Total United States	246	275	216
Malaysia and JDA	360	325	315
Other (b)	11	11	7
Total	617	611	538

Barrels of oil equivalent	333	349	321
(a)The Corporation sold its working interest in the Shenzi Field in the deepwater Gulf of Mexico in the fourth quarter of 2020. Net production from the Shenzi Field was 12,000 boepd in the first quarter of 2020 and 3,000 boepd in the fourth quarter of 2020.
(b)Other includes production from Denmark and Libya. Libya net production was 18,000 boepd in the first quarter of 2021, 5,000 boepd in the first quarter of 2020 and 12,000 boepd in the fourth quarter of 2020. Denmark net production was 6,000 boepd in the first quarter of 2021, 7,000 boepd in the first quarter of 2020 and 6,000 boepd in the fourth quarter of 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	227	176	184
Natural gas liquids – barrels	53	56	64
Natural gas – mcf	617	611	538
Barrels of oil equivalent	383	334	338

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	20,395	16,052	16,974
Natural gas liquids – barrels	4,802	5,097	5,842
Natural gas – mcf	55,513	55,620	49,542
Barrels of oil equivalent	34,449	30,419	31,073
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.
(b)Sales volumes for the first quarter of 2021 include 4.2 million barrels of crude oil that were stored on VLCCs at December 31, 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2021	First Quarter 2020	Fourth Quarter 2020
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota (a)	$44.97	$44.05	$42.69
Offshore	53.03	49.33	47.59
Total United States	46.73	45.63	43.65
Guyana	60.37	43.26	49.56
Malaysia and JDA	63.27	51.24	37.80
Other (b)	57.66	55.60	50.22
Worldwide	50.02	45.94	45.32

Crude oil - per barrel (excluding hedging)
United States
North Dakota (a)	$47.62	$40.54	$36.46
Offshore	56.53	45.65	41.36
Total United States	49.56	42.07	37.42
Guyana	61.85	36.79	43.96
Malaysia and JDA	63.27	51.24	37.80
Other (b)	59.61	49.14	44.63
Worldwide	52.52	42.08	39.45

Natural gas liquids - per barrel
United States
North Dakota	$30.32	$9.31	$15.93
Offshore	21.25	9.39	13.07
Worldwide	29.49	9.32	15.80

Natural gas - per mcf
United States
North Dakota	$5.93	$1.28	$1.67
Offshore	2.95	1.32	1.42
Total United States	4.78	1.30	1.64
Malaysia and JDA	5.04	4.71	4.57
Other (b)	2.69	4.26	2.27
Worldwide	4.90	3.16	3.35
(a)Excluding the two VLCC cargo sales totaling 4.2 million barrels, the first quarter 2021 North Dakota crude oil price excluding hedging was $53.30 per barrel and $49.73 per barrel including hedging.
(b)Other includes prices related to production from Denmark and Libya.

The following is a summary of the Corporation’s outstanding crude oil put options for the remainder of 2021:

	WTI	Brent
Barrels of oil per day	120,000	30,000
Average monthly floor price	$55	$60